Tactical Investment Series Trust 485BPOS

Exhibit 99(d)(8)(ii)

ADDENDUM TO SUB-ADVISORY AGREEMENT

This Addendum to the Sub-Advisory Agreement dated August 23, 2021 (the “Agreement”) is made and entered into as of January 3, 2022, by and between Tactical Fund Advisors, LLC (the “Adviser”), and Howard Capital Management, Inc. (the “Sub-Adviser”).

Effective with this Addendum, the TFA Quantitative Fund is added to the schedule of fund’s that Howard Capital Management is an authorized sub-adviser to, as indicated in the following amended Exhibit A.

Exhibit A

Compensation

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Tactical Moderate Allocation Fund	30 bps
Tactical Growth Allocation Fund	30 bps
TFA Quantitative Fund	30 bps

IN WITNESS WHEREOF, the Parties hereto have caused this Addendum to be executed by their officers designated below effective January 3, 2022.

ADVISER: Tactical Fund Advisors, LLC

By:
Name: Drew Horter
Title: President

SUB-ADVISER: Howard Capital Management, Inc.

By:
Name: Vance Howard
Title: President and CEO

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